EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bancorp Announces Third Quarter Results

TRACY, California - November 1, 2006

Service 1st Bancorp (the "Company", OTCBB: SVCF), parent holding company for Service 1st Bank and Charter Services Group, Inc., reported a 22.7% growth in assets as of September 30, 2006 along with a decline in net income primarily related to office expansion and increased interest expense. "Service 1st Bancorp's wholly owned subsidiary Service 1st Bank continues to reflect strong asset growth coupled with lower net income primarily due to the branch office expansion into Lodi and higher interest expense which has compressed net interest margins" said John O. Brooks, Chairman and CEO.

Total assets increased 22.7% to $218,189,941 as of September 30, 2006 compared to $177,827,848 as of September 30, 2005. The growth in assets resulted primarily from an increase of 45.5% in loans outstanding to $109,730,879 as of September 30, 2006 compared to $75,401,414 as of September 30, 2005 Deposits also increased 15.6% to $186,175,731 as of September 30, 2006 compared to $161,043,079 as of September 30, 2005.

Net income declined 23.2% to $733,139 for the nine months ended September 30, 2006 compared to $954,664 for the same period in 2005, primarily due to the expense incurred in connection with the opening of a new full-service branch office in Lodi and the establishment of a new subsidiary, Charter Services Group, Inc. The negative impact on earnings is anticipated to decline during 2007 as a result of projected growth plans and earnings contribution goals for 2007. "We are very bullish about the Lodi market" said John O. Brooks, Chairman and CEO. "We expect the office to be a strong contributor to the success of the Company."

Gross interest income increased 49.6% to $9,078,740 for the nine months ended September 30, 2006 compared to $6,068,639 for the same period in 2005. Interest expense increased 98.0% to $3,930,465 for the nine months ended September 30, 2006 compared to $1,985,277 for the same period in 2005. The net interest margin increased 26.1% as of September 30, 2006 compared to September 30, 2005.

Basic earnings per share for the nine months ended September 30, 2006 and 2005 were $0.31 and $0.40 respectively. Diluted earnings per share for the nine months ended September 30, 2006 and 2005 were $0.28 and $0.38 respectively.

Net income declined 42.5% to $247,079 for the three months ended September 30, 2006 compared to $429,589 for the same period in 2005, primarily due to the expense incurred in connection with the opening a new full-service branch office in Lodi.

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Basic earnings per share for the three months ended September 30, 2006 and 2005 were $0.11 and $0.18 respectively. Diluted earnings per share for the three months ended September 30, 2006 and 2005 were $0.09 and $0.18, respectively.

"The results to date reflect the cost of expansion, both vertically and horizontally" said Mr. Brooks. We are laying the foundation for expanded and improved results in years to come."

Service 1st Bank operates three full services offices in Stockton, Tracy and Lodi. The Company's newest subsidiary, Charter Services Group, Inc., operates an office in Lodi.

                             About Service 1st Bank:
                             -----------------------

Service 1st Bank is a full service, independent banking institution operating full service offices in Stockton, Tracy and Lodi, California. Service 1st Bank specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since commencing business on November 10, 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

                           Forward Looking Statements:
                           ---------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

                              Contact Information:
                              --------------------

Any inquiries may be directed to:
John Brooks at  (209) 820-7953 / jbrooks@service1stbank.com, or
Bryan Hyzdu at  (209) 993-2202 / bhyzdu@service1stbank.com, or
Robert Bloch at (209) 820-7923 / rbloch@service1stbank.com


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